Exhibit 99

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Completes Previously Announced Acquisition of

Three Acute Inpatient Psychiatric Facilities with 166 Beds

Increases Senior Secured Credit Facility by $70 Million

FRANKLIN, Tennessee, March 5, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that it has completed the previously announced acquisition of three inpatient psychiatric hospitals from Haven Behavioral Healthcare for $91 million in cash. The facilities, with an aggregate of 166 acute inpatient psychiatric beds and total revenues of $43.4 million for the 12 months ended December 31, 2011, are located in Tucson, Arizona, Wichita Falls, Texas, and Ada, Oklahoma, which is our first facility in Oklahoma.

“This transaction is representative of continuing opportunities we see in the inpatient behavioral health industry, both to acquire selective, high quality facilities with outstanding teams that are leaders in their markets and to expand these facilities through the addition of new beds, enhanced marketing and a broader range of services,” remarked Joey Jacobs, Chairman and Chief Executive Officer of Acadia. “We expect these facilities to produce incremental annualized earnings for Acadia of approximately $0.20 to $0.22 per diluted share, while improving our payor mix through increased acute psychiatric revenue and increasing our geographic revenue diversification.”

Acadia also announced a $70 million expansion of its senior secured credit facility, which matures April 1, 2016. The increase consisted of a $25 million addition to facility’s term loan, which now has a principal balance of approximately $155 million, and a $45 million addition to the facility’s revolving line of credit to a total of $75 million. Availability under the revolving line of credit is now approximately $70 million.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may”, “will”, “should”, “could”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete acquisitions and successfully integrate the operations of the facilities to be acquired; (ii) potential reductions in payments received by Acadia from the government and third-party payors; (iii) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and

- MORE-

ACHC Completes Previously Announced Acquisition

March 5, 2012

capital expenditure requirements; and (iv) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of the transaction. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 32 behavioral health facilities with over 2,100 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

- END -